New Hampshire Thrift Bancshares, Inc. Reports Fourth Quarter and 2014 Annual Results

NEWPORT, NH -- (Marketwired - January 30, 2015) - New Hampshire Thrift Bancshares, Inc. ("we," "us," "our" or the "Company") (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today announced results for the fourth quarter and the year ended December 31, 2014.

Consolidated net income for the fourth quarter of 2014 was $2.9 million, or $0.34 per diluted common share, compared to $2.7 million, or $0.32 per diluted share, for the third quarter of 2014. Consolidated net income for the year ended December 31, 2014 was $10.0 million, or $1.19 per diluted common share, compared to $8.4 million, or $1.11 per diluted share, for the year ended December 31, 2013.

"We are encouraged by our results for the year ending 2014 as growth in our loan portfolio and an improved net interest margin fueled an increase in net interest income," President and Chief Executive Officer, Steve Theroux, commented. "In addition, contributions from our wealth management and insurance subsidiaries enhanced overall earnings. These revenue streams helped to offset the absence of over $1.5 million from our mortgage banking operations as demand for mortgage loan refinancing declined. The increase in earnings per common share reflects our ability to successfully integrate our 2013 acquisitions."

Full Year Highlights

Highlights of the full year 2014 include:

  Net income available to common stockholders increased 21.13% compared to 2013.
  Return on average common equity of 8.07% and return on average assets of 0.68%.
  Book value per common share increased 3.90% to $15.97 as of December 31, 2014.
  Loans increased $72.7 million, or 6.41%, to $1.2 billion as of December 31, 2014.
  Net loan charge-offs were $1.4 million, or 0.11%, of average loans for the year ended December 31, 2014.
  Deposits increased $64.6 million, or 5.94%, to $1.2 billion.
  Net interest margin increased to 3.08% from 2.97%.
  Noninterest income increased 22.34% to $19.2 million.

Fourth Quarter Highlights

Highlights of the fourth quarter of 2014 include:

  Net income available to common stockholders increased 5.63% compared to the third quarter of 2014.
  Return on average common equity of 9.16% and return on average assets of 0.75%.
  Loans increased 0.22% compared to the third quarter of 2014.
  Net loan charge-offs were $427 thousand, or 0.14% (annualized), of average loans for the fourth quarter of 2014.
  Deposits increased $41.6 million, or 3.74%, from the third quarter of 2014.

Earnings Summary

The net income available to common stockholders increased $149 thousand, or 5.63% compared to the third quarter of 2014. The $1.7 million, or 21.14%, increase in net income available to common stockholders for the year ended December 31, 2014 compared to the year ended December 31, 2013, resulted from increases of $8.2 million, or 24.19%, in net interest income and $3.4 million, or 22.34%, in noninterest income, partially offset by an increase of $9.7 million, or 26.16%, in noninterest expense. The increases demonstrate the combined impact of growth during the year and operations from entities acquired in the second half of 2013.

Net Interest Income and Margin

Net interest and dividend income for the quarter decreased $227 thousand, or 2.14%, compared to the third quarter of 2014, primarily driven by the addition of $201 thousand of interest expense related to the issuance of $17.0 million of subordinated debt in October 2014. Net interest and dividend income increased 24.18% to $41.9 million for the year ended December 31, 2014 compared to the year ended December 31, 2013, which included an increase of 20.98% in interest and dividend income and an increase of 4.34% in interest expense.

For the fourth quarter of 2014, our net interest margin decreased to 3.05% from 3.14% for the third quarter of 2014. This increase was largely due to the impact of the issuance of subordinated debt on net interest income during the fourth quarter. The average cost of deposits for the fourth quarter of 2014 was 0.41% compared to 0.43% for the third quarter of 2014.

For the year ended December 31, 2014, our net interest margin increased to 3.08% compared to 2.97% for the year ended December 31, 2013. This increase was primarily due to a lower average cost of funds resulting from replacement rates on maturities in the advance portfolio and migrations from higher-costing time deposit accounts to transaction and savings accounts.

The average cost of deposits for the year ended December 31, 2014 was 0.53% compared to 0.52% for the year ended December 31, 2013.

Provision for Loan Losses

We recognized an increase of $142 thousand in the provision for loan losses compared to the third quarter of 2014. Net loan charge-offs were $427 thousand, or 0.14%, of average loans (annualized) for the quarter ended December 31, 2014 compared to net loan charge-offs of $253 thousand, or 0.08%, of average loans (annualized) for the third quarter of 2014. Net loan charge-offs were $1.4 million, or 0.11%, of average loans for the year ended December 31, 2014 compared to net loan charge-offs of $1.1 million, or 0.12%, of average loans for the year ended December 31, 2013.

Noninterest Income

Noninterest income for the fourth quarter of 2014 was $4.8 million, a decrease of $43 thousand compared to the third quarter of 2014. The decrease was primarily due to decreases of $60 thousand in customer service fees and $105 thousand in gains on sales and calls of securities, partially offset by increases of $44 thousand in net gains on sales of loans and $112 thousand in trust and management fees.

Noninterest income was $19.2 million for the year ended December 31, 2014, representing an increase of $3.5 million compared to noninterest income of $15.7 million for the year ended December 31, 2013. The increase was primarily due to increases of $818 thousand, or 15.61%, in customer service fees and $5.6 million, or 204.27%, in trust and management fees, partially offset by a decrease of $1.5 million in net gain on sales of loans due to lower volume and valuations during the year ended December 31, 2014, compared to the same period in 2013. Trust and management fees increased primarily due to a full year of ownership of Charter Holding Corp. in 2014 compared to only four months in 2013.

Noninterest Expense

Noninterest expense for the fourth quarter of 2014 increased $388 thousand, or 3.39%, compared to the third quarter of 2014. The increase primarily resulted from $292 thousand higher salaries and employee benefits driven by higher compensation expenses during the fourth quarter.

Noninterest expense for the year ended December 31, 2014 increased $9.7 million, or 26.16%, to $46.7 million compared to $37.0 million for the year ended December 31, 2013. This increase was largely due to the additional operational expenses related to the acquisitions of Charter Holding Corp. and its subsidiary, Charter Trust Company, and Randolph National Bank in September 2013 and October 2013, respectively. The increases related to the acquired operations include increases of $3.9 million in salaries and benefits, $1.3 million in occupancy expenses, $688 thousand in amortization of intangibles, and $1.0 million in other operational expenses at Charter Trust Company.

Income Tax Provision

Income tax expense for the fourth quarter decreased $947 thousand, or 72.35%, to $362 thousand compared to the third quarter of 2014 primarily due to the recognition of a tax benefit related to funding of a tax credit investment.

Income tax expense for the year ended December 31, 2014 increased $437 thousand, or 13.98%, compared to the year ended December 31, 2013, due to an increase of $2.1 million, or 17.87%, in pre-tax income, partially offset by a tax credit investment funding in 2014. Our effective tax rate decreased to 26.20% for the year ended December 31, 2014 from 27.09% for the year ended December 31, 2013, as a result, in part, of the tax impact of the tax credit investment benefit recorded.

Loans and Credit Quality

Loans increased $2.6 million compared to the third quarter of 2014 while loans increased $72.7 million, or 6.41%, to $1.2 billion at December 31, 2014 compared to $1.1 billion at December 31, 2013. The increase reflects increases of $42.2 million in conventional real estate mortgage loans, $25.7 million in commercial real estate mortgage loans, and $6.7 million in construction and land loans offset, partially offset by decreases of $1.5 million in home equity loans, $1.6 million in commercial and industrial loans and $757 thousand in consumer loans.

At December 31, 2014, nonperforming loans totaled $7.3 million, or 0.61%, of total loans compared to $7.1 million, or 0.59%, of total loans at September 30, 2014, and $9.3 million, or 0.82%, of total loans at December 31, 2013. The allowance for loan losses to nonperforming loans at December 31, 2014 was 119.74% compared to 134.16% at September 30, 2014 and 106.4% at December 31, 2013.

Deposits and Funding

Deposits increased $41.6 million, or 3.74%, to $1.2 billion at December 31, 2014 compared to September 30, 2014, and increased $64.6 million, or 5.94%, compared to December 31, 2013. These increases were primarily due to an increase of $30.0 million in wholesale deposits and increased transaction accounts partially offset by a decrease in time deposit accounts. Our noninterest-bearing deposits increased $16.4 million, or 16.21%, and interest-bearing deposits increased $48.2 million, or 4.88%, comparing December 31, 2014 to balances at December 31, 2013.

SBLF Redemption

We redeemed $15.0 million of our outstanding preferred securities issued under the U.S. Treasury's Small Business Lending Fund ("SBLF") program. The redemption was funded with the proceeds of a $17.0 million private placement of subordinated notes, which the Company completed in October 2014. We continue to have $8.0 million of preferred securities outstanding under the SBLF program, which we anticipate redeeming on or before first quarter 2016 when the dividend on such securities is scheduled to increase from 1% to 9%.

Quarterly Dividend

On January 8, 2015, the Company declared a regular quarterly cash dividend of $0.13 per share payable January 30, 2015 to stockholders of record as of January 23, 2015.

Annual Meeting

The 2015 Annual Meeting of Stockholders will be held on May 14, 2015 at the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire at 10:00 a.m.

About New Hampshire Thrift Bancshares, Inc.
New Hampshire Thrift Bancshares, Inc. is the holding company of Lake Sunapee Bank, fsb, a federally chartered savings bank that provides a wide range of life-cycle banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency; and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. New Hampshire Thrift Bancshares, Inc., through its direct and indirect subsidiaries, operates 30 offices in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 16 offices in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and Lake Sunapee Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                   New Hampshire Thrift Bancshares, Inc.
                       Selected Financial Highlights

                                     Three Months           Year Ended
                                  Ended December 31,    Ended December 31,
(Dollars in thousands except for
 per share data)                    2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
Net Income                       $   2,851  $   1,995  $  10,040  $   8,414
Per Common Share Data:
  Basic Earnings                      0.34       0.24       1.19       1.11
  Diluted Earnings (1)                0.34       0.24       1.19       1.11
  Dividends Paid                      0.13       0.13       0.52       0.52
  Dividend Payout Ratio              38.24%     54.17%     43.70%     46.85%

                                                            As of
                                                 December 31,  December 31,
(Dollars in thousands except for per share data)     2014          2013
                                                 ------------  ------------
Total Assets                                     $  1,503,786  $  1,423,870
Total Securities (2)                                  126,460       134,998
Loans, Net                                          1,206,845     1,134,110
Total Deposits                                      1,152,714     1,088,092
Federal Home Loan Bank Advances                       140,992       121,734
Stockholders' Equity                                  139,836       149,257
Book Value per Common Share                      $      15.97  $      15.37
Common Shares Outstanding                           8,258,031     8,216,747

Leverage (Tier I) Capital                                8.43%         8.29%

Number of Offices:
  Banking Offices                                          36            37
  Insurance Offices                                         3             3
  Trust Offices                                             7             6

(1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

(2) Includes available-for-sale securities shown at fair value and Federal
    Home Loan Bank stock at cost.

                    New Hampshire Thrift Bancshares, Inc.
                         Consolidated Balance Sheets

                                                December 31,   December 31,
(Dollars in thousands)                              2014           2013
                                               -------------  -------------
ASSETS
Cash and due from banks                        $      24,957  $      12,005
Interest-bearing deposit with the Federal
 Reserve Bank                                         26,163         21,573
                                               -------------  -------------
      Cash and cash equivalents                       51,120         33,578
Interest-bearing time deposits with other
 banks                                                   747          1,743
Securities available-for-sale                        115,698        125,238
Federal Home Loan Bank stock                          10,762          9,760
Loans held-for-sale                                    2,000            680
Loans receivable, net of the allowance for
 loan losses of $9.3 million as of December
 31, 2014 and $9.8 million as of December 31,
 2013                                              1,206,845      1,134,110
Accrued interest receivable                            2,576          2,628
Premises and equipment, net                           24,391         23,842
Investments in real estate                             3,533          3,681
Other real estate owned                                  251          1,343
Goodwill                                              44,576         44,632
Intangible assets                                      9,332         11,020
Bank owned life insurance                             20,187         19,544
Other assets                                          11,768         12,071
                                               -------------  -------------
      Total assets                             $   1,503,786  $   1,423,870
                                               =============  =============

LIABILITIES
Deposits:
  Noninterest-bearing                          $     117,889  $     101,446
  Interest-bearing                                 1,034,825        986,646
                                               -------------  -------------
      Total deposits                               1,152,714      1,088,092
Federal Home Loan Bank advances                      140,992        121,734
Securities sold under agreements to repurchase        16,756         27,885
Subordinated debentures                               37,620         20,620
Accrued expenses and other liabilities                15,868         16,282
                                               -------------  -------------
      Total liabilities                            1,363,950      1,274,613
                                               -------------  -------------

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value, per share:
   2,500,000 shares authorized:
    Series B, non-cumulative perpetual, 8,000
     shares issued and outstanding at December
     31, 2014 and 23,000 shares issued and
     outstanding as of December 31, 2013,
     liquidation value $1,000 per share                    -              -
  Common stock, $.01 par value: 10,000,000
   shares authorized, 8,692,360 shares issued
   and 8,258,031 shares outstanding as of
   December 31, 2014 and 8,651,076 shares
   issued and 8,216,747 shares outstanding as
   of December 31, 2013                                   87             87
  Paid-in capital                                     86,561        100,961
  Retained earnings                                   63,876         58,347
  Unearned restricted stock awards                      (598)          (490)
  Accumulated other comprehensive loss                (3,339)        (2,897)
  Treasury stock, at cost, 434,329 shares as
   of December 31, 2014 and December 31, 2013         (6,751)        (6,751)
                                               -------------  -------------
      Total stockholders' equity                     139,836        149,257
                                               -------------  -------------
      Total liabilities and stockholders'
       equity                                  $   1,503,786  $   1,423,870
                                               =============  =============

                    New Hampshire Thrift Bancshares, Inc.
                Consolidated Statements of Income (unaudited)

                                 For the three months  For the twelve months
                                         ended                 ended
(Dollars in thousands, except     December   December   December   December
 for per share data)              31, 2014   31, 2013   31, 2014   31, 2013
                                 ---------  ---------  ---------- ----------
INTEREST AND DIVIDEND INCOME
  Interest and fees on loans     $  11,793  $  10,757  $   46,647 $   38,034
  Interest on debt securities:
    Taxable                            328        292       1,362      1,333
  Dividends                             43         13         165         52
  Other                                111        236         554        857
                                 ---------  ---------  ---------- ----------
      Total interest and
       dividend income              12,275     11,298      48,728     40,276
                                 ---------  ---------  ---------- ----------

INTEREST EXPENSE
  Interest on deposits               1,140        992       4,464      4,055
  Interest on advances and other
   borrowed money                      356        394       1,417      1,585
  Interest on debentures               359        159         835        806
  Interest on securities sold
   under agreements to
   repurchase                           17         13          63         51
                                 ---------  ---------  ---------- ----------
      Total interest expense         1,872      1,558       6,779      6,497
                                 ---------  ---------  ---------- ----------
      Net interest and dividend
       income                       10,403      9,740      41,949     33,779

PROVISION FOR LOAN LOSSES              169        268         905        962
                                 ---------  ---------  ---------- ----------
  Net interest and dividend
   income after provision for
   loan losses                      10,234      9,472      41,044     32,817
                                 ---------  ---------  ---------- ----------

NONINTEREST INCOME
  Customer service fees              1,510      1,473       6,057      5,239
  Net gain on sales and calls of
   securities                          208        182         950        964
  Net gain on sales of loans           285        166         696      2,224
  Net (loss) gain on sales of
   other real estate owned,
   other assets and fixed assets       (39)        (5)        181          5
  Mark-to-market adjustment,
   Charter Holding Corp.                 -          -           -      1,369
  Net (benefit) amortization of
   mortgage servicing rights and
   mortgage servicing income            25         17         174         40
  Rental income                        189        189         717        746
  Realized gain in Charter
   Holding Corp.                         -          -           -        294
  Bank owned life insurance
   income                              182        195         635        626
  Trust and management fees          2,150      2,063       8,340      2,741
  Insurance commissions                315        297       1,476      1,467
                                 ---------  ---------  ---------- ----------
        Total noninterest income     4,825      4,577      19,226     15,715
                                 ---------  ---------  ---------- ----------

NONINTEREST EXPENSES
  Salaries and employee benefits     6,618      6,193      25,037     19,206
  Occupancy and equipment
   expenses                          1,380      1,302       5,616      4,500
  Depositors' insurance                221        202         994        776
  Professional services                254        270       1,254      1,265
  Data processing and outside
   services fees                       455        328       2,455      1,393
  ATM processing fees                  193        164         843        630
  Telephone expense                    264        212       1,087        706
  Supplies                             142        104         568        454
  Advertising and promotion            254        192         912        662
  Merger related expense                 -        147           -      1,620
  Amortization of intangible
   assets                              403        407       1,688      1,000
  Other expenses                     1,662      1,633       6,212      4,779
                                 ---------  ---------  ---------- ----------
      Total noninterest expenses    11,846     11,154      46,666     36,991
                                 ---------  ---------  ---------- ----------
INCOME BEFORE PROVISION FOR
 INCOME TAXES                        3,213      2,895      13,604     11,541
PROVISION FOR INCOME TAXES             362        900       3,564      3,127
                                 ---------  ---------  ---------- ----------
NET INCOME                       $   2,851  $   1,995  $   10,040 $    8,414
                                 =========  =========  ========== ==========
NET INCOME AVAILABLE TO COMMON
 STOCKHOLDERS                    $   2,795  $   1,937  $    9,810 $    8,098
                                 =========  =========  ========== ==========

Earnings per common share        $    0.34  $    0.24  $     1.19 $     1.11
                                 =========  =========  ========== ==========
Earnings per common share,
 assuming dilution               $    0.34  $    0.24  $     1.19 $     1.11
                                 =========  =========  ========== ==========
Dividends declared per common
 share                           $    0.13  $    0.13  $     0.52 $     0.52
                                 =========  =========  ========== ==========

For additional information contact:
Laura Jacobi
First Senior Vice President
Chief Financial Officer
603-863-0886